Defined terms are in bold italics. Frequently used terms are defined in Appendix 1.

Purpose of Code

The Code of Ethics was developed to guide the personal investment activities of American Century Investment (ACI) employees (e.g. full and part-time employees, contract and temporary employees, officers and directors), and members of their immediate family.1 The Code of Ethics

1 The Directors of ACI registered investment companies (our “Fund Clients”) who are not “interested persons” (the “Independent aids in the elimination and detection of personal securities transactions by ACI employees that might be viewed as fraudulent or might conflict with the interests of our client portfolios. Such transactions may include:

Directors”) are covered under a separate Code applicable only to them.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

  the misuse of client trading information for personal benefit (including so-called “front-running”), the misappropriation of investment opportunities that may be appropriate for client portfolios, and excessive personal trading that may affect our ability to provide services to our clients.

Violations of this Code must be promptly reported to the Chief Compliance Officer.

1

American Century Investments®

Why Do We Have a Code of Ethics?

A. Investors have placed their trust in ACI.

As an investment adviser, ACI is entrusted with the assets of our clients for investment purposes. As a result, the following general fiduciary principles shall govern the personal trading activities and administration of the Code:

- The interests of our clients must be placed before our own.
- Any personal securities transactions must be conducted consistent with this Code and in a manner as to avoid even the appearance of a conflict of interest.

Complying with these principles is how we earn and keep our clients' trust. To protect this trust, we will hold ourselves to the highest ethical standards.

B. ACI wants to give you flexible investing options

Management believes that ACI's own mutual funds and other pooled investment vehicles provide a broad range of investment alternatives in virtually every segment of the securities market. We encourage ACI employees to use these vehicles for their personal investments. We do not encourage active trading by our employees. We recognize, however, that individual needs differ and that there are other attractive investment opportunities. As a result, this Code is intended to give you and your family flexibility to invest, without jeopardizing relationships with our clients.

Our employees are able to undertake personal transactions in stocks and other individual *securities* subject to the terms of this Code. This Code requires transaction reporting by all employees. Additionally, Portfolio, Investment and Access Persons are required to receive preclearance of all transactions and further limitations are placed on the transactions of Portfolio and Investment Persons.

C. Federal law requires that we have a Code of Ethics

The Investment Company Act of 1940 and the Investment Advisers Act of 1940 require that we have safeguards in place to prevent personal investment activities that might take inappropriate advantage of our fiduciary position. These safeguards are embodied in this Code of Ethics.[2]

[2] Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940

Does the Code of Ethics Apply to You?

Yes! All ACI employees and contract personnel must observe the principles contained in the Code of Ethics. The Code of Ethics applies to your personal investments, as well as those for which you are a *beneficial owner*. However, there are different requirements for different categories of employees. The category in which you have been placed generally depends on your job function, although circumstances may prompt us to place you in a different category. The range of categories is as follows:

Fewest Restrictions → Most Restrictions

Non-Access Person
Access Person
Investment Person
Portfolio Person

The standard profile for each of the categories is described below:

A. Portfolio Persons

Portfolio Persons include portfolio managers (equity or fixed income), and any other Investment Persons (as defined below) with authority to enter purchase/sale orders on behalf of client portfolios.

B. Investment Persons

serve as a basis for much of what is contained in ACI's Code of Ethics.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 2

Investment Persons include:

- Any *supervised persons* that have access to nonpublic information regarding any client portfolio's securities trading, securities recommendations, or portfolio holdings or are involved in making securities recommendations that are nonpublic; and
- Any officers and directors of an *investment adviser*.

C. **Access Persons**

Access Persons are persons who, in connection with their regular function and duties, consistently obtain information regarding current purchase and sale recommendations and daily transaction and holdings information concerning client portfolios. Examples of persons that may be considered Access Persons include:

- Persons who are directly involved in the execution, clearance, and settlement of purchases and sales of securities (e.g. certain investment accounting personnel);
- Persons whose function requires them to evaluate trading activity on a real time basis (e.g. attorneys, accountants, portfolio compliance personnel);
- Persons who assist in the design, implementation, and maintenance of investment management technology systems (e.g. certain I/T personnel);
- Support staff and supervisors of the above if they are required to obtain such information as a part of their regular function and duties; and
- An officer or "interested" director of our Fund Clients.

Single, infrequent, or inadvertent instances of access to current recommendations or real-time trading information or the opportunity to obtain such information through casual observance or bundled data security access may not be sufficient to qualify you as an Access Person.

D. **Non-Access Persons**

If you are an officer, director, employee or contractor of ACI and you do not fit into any of the above categories, you are a Non-Access Person. While your trading is not subject to preclearance and other restrictions applicable to Portfolio, Investment, and Access Persons, you are still subject to the remaining provisions of the Code and are required to report to ACI certain information regarding your brokerage accounts and accounts invested in *reportable mutual funds*.[3]

Restrictions on Personal Investing Activities

A. **Principles of Personal Investing**

In undertaking personal *securities* transactions, all ACI employees, officers, and directors must comply with the *federal securities laws* and other governmental rules and regulations, and maintain ACI's high ethical standards. You must not misuse nonpublic information about client security holdings or portfolio transactions made or contemplated for personal benefit or to cause others to benefit. Likewise, you may not cause a client portfolio to take action, or fail to take action, for your personal benefit.

In addition, investment opportunities appropriate for client portfolios should not be retained for personal benefit. Investment opportunities arising as a result of ACI investment management activities must first be considered for inclusion in our client portfolios.

[3] See *Reporting Requirements* for details on required reporting.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 3

B. Preclearance of Personal Securities Transactions [Portfolio, Investment, and Access Persons]

Preclearance of personal *securities* transactions allows ACI to prevent certain trades that may conflict with client trading activities. The nature of securities markets makes it impossible for us to predict all conflicts. As a consequence, even trades that are precleared can result in potential conflicts between your trades and those affected for client portfolios. You are responsible for avoiding such conflicts with any client portfolios for which you make investment recommendations. You have an obligation to ACI and its clients to avoid even a perception of a conflict of interest with respect to personal trading activities.

All Portfolio, Investment, and Access Persons must comply with the following preclearance procedures prior to entering into (i) the purchase or sale of a *security* for your own account or (ii) the purchase or sale of a *security* for an account for which you are a *beneficial owner*.[4]

1. Is the *security* a "Code-Exempt Security"?

   Check *Appendix 3* to see if the *security* is listed as a *code-exempt security*. If it is, then you may execute the transaction. Otherwise, proceed to the next step.

2. Preclear the transaction with the Legal Department's Compliance Group by:[5]

   a. Accessing the "PTRA" routine in the CICS system and entering your request at the Personal Trade System screen, or

   b. E-mailing your request to **"LG-Personal Security Trades"** (or **"LG-Personal_Security_Trades@americancentury.com"** if sending from outside of ACI's Lotus Notes system), with the following information:

      - Issuer name;
      - Ticker symbol or CUSIP number;
      - Type of security (stock, bond, note, etc.);
      - Number of shares;
      - Maximum expected dollar amount of proposed transaction; and
      - Nature of transaction (purchase or sale).

3. You will receive an e-mail informing you of your approval or denial.

4. If you receive **preclearance** for the transaction,[6] the preclearance is effective for the day your preclearance is granted and the following two (2) business days ("the Preclearance Period") (for example, if preclearance is granted at 3:00 p.m. on Wednesday, you have until the end of the day on Friday to execute the trade). If you do not execute your transaction within the Preclearance Period, you must repeat the preclearance procedure prior to undertaking the transaction.

ACI reserves the right to restrict the purchase and sale by Portfolio, Investment, and Access Persons of any *security* at any time. Such restrictions are imposed through the

[4] See *Appendix 2* for an explanation of beneficial ownership.

[5] If you are the Chief Investment Officer of an *investment adviser*, your preclearance request must be approved by the Chief Compliance Officer or his or her designee.

[6] See *Appendix 4* for a description of the preclearance process.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 4

American Century Investments®

use of a Restricted List that will cause the Code of Ethics system to deny the approval of preclearance to transact in the *security*. *Securities* may be restricted for a variety of reasons including without limitation, the possession of material nonpublic information by ACI or its employees.

C. Additional Trading Restrictions. [Portfolio and Investment Persons]

The following additional trading restrictions apply if you are a Portfolio or Investment Person:

1. Initial Public Offerings

   You may not acquire *securities* issued in an *initial public offering*.

2. Private Placements

   Before you acquire any *securities* in a *private placement*, you must obtain approval from the Chief Investment Officer. Request for preclearance can be submitted by entering your request in PTRA and accessing the Private Placement screen (press F9 to access the private placement screen) or by sending your request to **"LG-Personal Security Trades."** While your preclearance request is pending or if you own or beneficially own the privately-placed security, you may not participate in any consideration of an investment in *securities* of the *private placement* issuer for any client portfolios

3. 60-Day Rule (Short-Term Trading Profits)

   You may not profit from any purchase and sale, or sale and purchase, of the same (or equivalent) *securities* other than *code-exempt securities* within sixty (60) calendar days.

D. Seven-Day Blackout Period [Portfolio Persons]

If you are a Portfolio Person, you may not purchase or sell a *security* other than a *code exempt security* during the seven (7) calendar days before and after the day it has been traded in a client portfolio that you manage (i.e., if a client portfolio transacts in a security on Monday, the Portfolio Persons managing the client portfolio may only trade in the *security* before the Monday preceding or after the Monday following the transaction).

E. Securities held in your funds [Portfolio Persons]

Personally investing in the same securities held by the client portfolios you manage may result in a conflict of interest. To mitigate this risk, you may not sell a security in which your client portfolio has a long position or purchase a security in which your client portfolio has a short position.

F. Trading on Inside Information [All Employees]

Federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others. This includes any confidential information that may be obtained by ACI employees regarding the advisability of purchasing or selling specific *securities* on behalf of clients. You are expected to abide by the highest ethical and legal standards in conducting your personal investment activities. For more information regarding what to do when you believe you are in possession of material nonpublic information, please consult ACI's **Insider Trading Policy**.

G. Trading in ACI Mutual Funds [All Employees]

Excessive, short-term trading of ACI client portfolios and other abusive trading practices (such as time zone arbitrage) may

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 5

disrupt portfolio management strategies and harm fund performance. These practices can cause funds to maintain higher-than-normal cash balances and incur increased trading costs. Short-term and other abusive trading strategies can also cause unjust dilution of shareholder value if such trading is based on information not accurately reflected in the price of the fund.

You may not engage in short-term trading or other abusive trading strategies with respect to any ACI client portfolio. For purposes of this Code, ACI client portfolios include any mutual fund, variable annuity, institutional, or other account advised or subadvised by ACI.[7]

Seven-Day Holding Period. You will be deemed to have engaged in short-term trading if you have purchased shares or otherwise invested in a variable-priced (i.e., non-money market) ACI client portfolio (whether directly or through a brokerage, retirement plan, or other intermediary) and redeem shares or otherwise withdraw assets from that portfolio within seven (7) days. In other words, if you make an investment in an ACI fund, you may not redeem shares from that fund before the completion of the seventh (7th) day following the purchase date.

Limited Trading Within 30 Days. We realize that abusive trading is not limited to a 7-day window. As a result, we may deem the sale of all or a substantial portion of an employee's purchase to be abusive if the sale is made within 30 days and happens more than once every rolling twelve months.

These trading restrictions are applicable to any account for which you have the authority to direct trades or of which you are a *beneficial owner*.

Transactions NOT Subject to Limitations. Automatic investments such as AMIs, dividend reinvestments, employer plan contributions, and payroll deductions are not considered transactions for purposes of the holding requirements. Redemptions in variable-priced funds that allow check writing privileges will not be considered redemptions for purposes of the holding requirements.

Information to be Provided. You are required to provide certain information regarding mutual fund accounts beneficially owned by you. See the Reporting Requirements for your applicable Code of Ethics classification.

Reporting Requirements

You are required to file complete, accurate, and timely reports of all required information under this Code. All such information is subject to review for indications of abusive trading, misappropriation of information, or failure to adhere to the requirements of the Code of Ethics.

A. Reporting Requirements Applicable to All Employees

1. Code Acknowledgement

   Upon employment, any amendment of the Code, and not less than annually thereafter, you will be required to acknowledge that you have received, read, and will comply with this Code. Compliance will notify you when you must provide this information.

2. Brokerage Accounts and Duplicate Confirmations

   You are required to report any brokerage accounts that you own or *beneficially own* and to instruct your broker-dealer to send duplicate confirmations of all

[7] See *Schedule A* for a list of Fund Clients. See *Schedule B* for a list of *subadvised funds*.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 6

transactions in reportable brokerage accounts to:

American Century Investments
Attention: Compliance
P.O. Box 410141
Kansas City, MO 64141-0141

"*Reportable brokerage accounts*" include both brokerage accounts maintained by you and brokerage accounts maintained by a person whose trades you must report because you are a *beneficial owner*.

3. Reporting of Mutual Fund Accounts

a. Employee-owned ACI Direct Accounts / ACI Retirement Plans

You are not required to report ACI Direct and ACI Retirement Plan accounts held under your own social security number. Trading in such accounts will be monitored based on information contained on our transfer agency and retirement plan systems.

b. Beneficially Owned Direct Accounts

You must report the following information for ACI Direct accounts in which you have a *beneficial ownership* interest held under a taxpayer identification or social security number other than your own (so-called "*beneficially owned direct accounts*"):

- Account number; and
- Name(s) of record owner(s) of the account.

Trading in such accounts will be monitored based on information contained on our transfer agency system.

c. Certain Third-Party Accounts invested in funds managed by ACI.

You are required to report other accounts invested in funds managed by ACI such as those invested in (i) any *subadvised fund* (see Schedule B of this Code for a list of *subadvised funds*); and (ii) non-ACI retirement plan, unit investment trust, variable annuity, or similar accounts in which you own or *beneficially own reportable mutual funds*. The following information must be reported for such accounts:

- Name of the financial institution where held;
- Account number; and
- Name(s) of the record owner(s) of the account.

In addition, you must provide either account statements or confirmations of trading activity in such *reportable third-party accounts* to Compliance within 30 calendar days of the end of each calendar quarter. Such statements or confirmations must include all trading activity in such accounts during the preceding calendar quarter.

B. Additional Reporting Requirements for Portfolio, Investment, and Access Persons

1. Holdings Report

Within ten (10) calendar days of becoming a Portfolio, Investment, or Access Person, and annually, thereafter, you must submit a Holdings Report. You will be notified by e-mail of the dates and requirements for filing the report(s). The information

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 7

American Century Investments®

submitted must be current as of a date no more than 45 calendar days before the report is filed and include the following:

- A list of all securities, other than certain code-exempt securities[8], that you own or in which you have a beneficial ownership interest. This listing must include the name, number of shares, and principal amount of each covered security.
- A summary of your relationships which may conflict with the interests of American Century such as outside employment, relationships with competitors, suppliers, vendors, independent contractors or consultants of ACI, or relationships with directors or trustees in outside organizations other than community charitable activities, education activities, or dissimilar family business.
- Portfolio and Investment Persons must also provide a list of all reportable mutual fund holdings owned or in which they have a beneficial ownership interest. This list must include investments held directly through ACI, investments in any subadvised fund, holdings in a reportable brokerage account, and holdings in non-ACI retirement plans, unit investment trusts, variable annuity, or similar accounts.

2. Quarterly Transactions Report

   Within thirty (30) calendar days of the end of each calendar quarter, all Portfolio, Investment, and Access Persons must submit a Quarterly Transactions Report. These persons will be reminded by e-mail of the dates and requirements for filing the report. This reminder will contain a link to a database that will generate a report of the transactions for which we have received duplicate trade confirmations during the quarter. It is your responsibility to review the completeness and accuracy of this report, provide any necessary changes, and certify its contents when submitted.

   a. The Quarterly Transactions Report must contain the following information about each personal securities transaction undertaken during the quarter other than those in certain code exempt securities:

      - The date of the transaction, the security description and number of shares or the principal amount of each security involved;
      - The nature of the transaction, that is, purchase, sale, or any other type of acquisition or disposition;
      - The transaction price; and
      - The name of the bank, broker, or dealer through whom the transaction was executed.

      In addition, information regarding your reportable brokerage and other accounts should be verified at this time.

   b. Portfolio and Investment Persons are also required to report transactions in reportable mutual funds. The Quarterly Transactions Report

[8] See Appendix 3 for a listing of code-exempt securities that must be reported.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 8

for such persons must contain the following information about each transaction during the quarter:

- The date of the transaction, the fund description and number of shares or units of each trade involved;
- The nature of the transaction, that is, purchase, sale, or any other type of acquisition or disposition;
- The transaction price; and
- The name of the bank, broker, or dealer, retirement plan or unit investment trust through whom the transaction was executed.

Transactions of reportable mutual funds that do not need to be reported by Portfolio and Investment Persons include:

- Reinvested dividends;
- Transactions in ACI retirement plan accounts;
- Transactions in mutual fund accounts held directly through ACI under your social security number;
- Transactions in beneficially owned direct accounts if the account has been previously reported under this Code; and
- Transactions in reportable third-party accounts for which the account statements or confirmations are provided to Compliance within 30 days of the end of the calendar quarter in which the transactions took place.

Reportable mutual fund transactions in reportable brokerage accounts must be included on the Quarterly Transaction Report.

Can there be any exceptions to the restrictions?

Yes. The Chief Compliance Officer or his or her designee may grant limited exemptions to specific provisions of the Code on a case-by-case basis.

A. How to Request an Exemption

E-mail a written request to **"LG-Personal Security Trades"** (or **"LG-Personal_Security_Trades@americancentury.com"** if sending from outside ACI's Lotus Notes system) detailing your situation.

B. Factors Considered

In considering your request, the Chief Compliance Officer or his or her designee may grant your exemption request if he or she is satisfied that:

- Your request addresses an undue personal hardship imposed on you by the Code of Ethics;
- Your situation is not in conflict with the Code; and
- Your exemption, if granted, would be consistent with the achievement of the objectives of the Code of Ethics.

C. Exemption Reporting

All exemptions must be reported to the Boards of Directors of our Fund Clients at the next regular meeting following the initial grant of the exemption. Subsequent grants of an exemption of a type previously reported to the Boards may be affected without reporting. The Boards of Directors may choose to delegate the task of receiving and reviewing reports to a committee comprised of Independent Directors.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 9

D. **Thirty-Day Denial Exemption on Sales**

An exemption may be requested when a request to sell a *security* has been denied once a week over a 30-day timeframe. The covered person must be able to verify that they have periodically entered a request to sell a *security* in PTRA at least four times throughout the 30-day period. A written request must be e-mailed to "**LG-Personal Security Trades**" to request the exemption. The Chief Compliance Officer or his or her designee will review the request and determine if the exemption is warranted. If approval is granted, compliance will designate a short trading window during which the sale can take place.

E. **Non-volitional Transaction Exemption**

Certain non-volitional purchase and sale transactions shall be exempt from the preclearance requirements of the Code. These transactions shall include stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, receipt of *securities* as gifts, the giving of *securities*, inheritances, margin/ maintenance calls (where the *securities* to be sold are not directed by the covered person), dividend reinvestment plans, and employer sponsored payroll deduction plans. These purchase and sale transactions, however, shall be reported in the Quarterly Transaction Report and Annual Holdings Report.

F. **Blind Trust/Managed Account Exemption**

An exemption from the preclearance and reporting requirements of the Code may be requested for *securities* that are held in a blind or quasi-blind trust arrangement or a managed (discretionary) account. For the exemption to be available, you or a *member of your immediate family* must not have authority to advise or direct *securities* transactions of the trust or managed account. The request will only be granted once the covered person and the investment adviser for the trust or managed account certify that the covered person or *members of their immediate family* will not advise or direct transactions. ACI must receive statements at least quarterly for transactions within the trust or managed account. The employee and/or advisor may be requested by Compliance to re-certify the trust arrangement.

Confidential Information

All information about Clients' *securities* transactions and portfolio holdings is confidential. You must not disclose, except as required by the duties of your employment, actual or contemplated *securities* transactions, portfolio holdings, portfolio characteristics or other nonpublic information about Clients, or the contents of any written or oral communication, study, report or opinion concerning any *security*. Employees should consult the Portfolio Holdings and Characteristics Disclosure policies before disseminating information to individuals that otherwise do not have access to the information. This does not apply to information which has already been publicly disclosed.

Conflicts of Interest

You must receive prior written approval from the General Counsel or his or her designee, as appropriate, to do any of the following:

- Negotiate or enter into any agreement on a Client's behalf with any business concern doing or seeking to do business with the Client if you, or a person related to you, has a substantial interest in the business concern;
- Enter into an agreement, negotiate or otherwise do business on the Client's behalf with a personal friend or a person related to you; or
- Serve on the board of directors of, or act as

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc. 10

consultant to, any publicly traded corporation. Please note that the American Century Investment's Business Code of Conduct also contains limitations on outside employment and directorships.

What happens if you violate the rules in the Code of Ethics?

If you violate the rules of the Code of Ethics, you may be subject to serious penalties. Violations of the Code and proposed sanctions are documented by Compliance and submitted to the Code of Ethics Review Committee. The Committee consists of representatives of each *investment adviser* and the Compliance and Legal Departments of ACI. The Committee is responsible for determining the materiality of Code violations and appropriate sanctions.

A. Materiality of Violation

In determining the materiality of a violation, the Committee considers:

- Evidence of violation of law;
- Indicia of fraud, neglect, or indifference to Code provisions;
- Frequency of violations;
- Monetary value of the violation in question; and
- Level of influence of the violator.

B. Penalty Factors

In assessing the appropriate penalties, the Committee will consider the foregoing in addition to any other factors they deem applicable, such as:

- Extent of harm to client interests;
- Extent of unjust enrichment;
- Tenure and prior record of the violator;
- The degree to which there is a personal benefit from unique knowledge obtained through employment with ACI;
- The level of accurate, honest and timely cooperation from the covered person; and
- Any mitigating circumstances that may exist.

C. The penalties which may be imposed include, but are not limited too:

1. Non-material violation

   a. Warning (notice sent to manager); and/or
   b. Attendance at a Code of Ethics training session; and/or
   c. Suspension of trading privileges for up to 90 days.

2. Penalties for material or more frequent non-material violations will be based on the circumstances of the violation. These penalties could include, but are not limited to

   a. Suspension of trading privileges; and/or
   b. Fine; and/or
   c. Suspension or termination of employment.

In addition, you may be required to surrender to ACI any profit realized from any transaction(s) in violation of this Code of Ethics.

American Century Investments' Quarterly Report to Fund Directors

ACI will prepare a quarterly report to the Board of Directors of each Fund Client of any material violation of this Code of Ethics.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

11

1.	“Automatic Investment Plan”
investment plan” means a program in which regular periodic purchases or withdrawals are automatically in or from investment accounts in accordance with a predetermined schedule and
An automatic investment plan includes a dividend reinvestment plan.
2.	“Beneficial Ownership” or “Beneficially Owned”
“Appendix 2 : What is Beneficial Ownership?”
3.	“Code-Exempt Security”
“code-exempt security” is a security in which you may invest without preclearing the transaction with
The list of code-exempt securities appears in Appendix 3 .
4.	“Federal Securities Law”
securities law means the Securities Act of 1933, the Securities Act of 1934, the Sarbanes-Oxley Act of
the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-
Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as applies to funds and investment advisers, and any rules adopted by the Commission or the Department of

5.	"Initial Public Offering"
public offering" means an offering of securities for which a registration statement has not previously filed with the SEC and for which there is no active public market in the shares.
6.	“Investment Adviser”
adviser” includes each investment adviser listed on Schedule A
7.	“Member of Your Immediate Family”
"member of your immediate family" means any of the following:
Your spouse or domestic partner;
Your minor children; or
A relative who shares your home.
the purpose of determining whether any of the foregoing relationships exist, a legally adopted child of a erson is considered a child of such person.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

12

8.	"Private Placement"
placement" means an offering of securities in which the issuer relies on an exemption from the provisions of the federal securities laws, and usually involves a limited number of sophisticated and a restriction on resale of the securities.
9.	“Reportable Mutual Fund”
“reportable mutual fund” includes any mutual fund issued by a Fund Client (as listed on Schedule A) and subadvised funds (as listed on Schedule B ).
10.	"Security"
“security” includes a great number of different investment vehicles. However, for purposes of this Code
Ethics, "security" includes any of the following:
Note,
Stock,
Treasury stock,
Bond,
Debenture,
Exchange traded funds (ETFs) or similar securities,
Shares of open-end mutual funds,
Shares of closed-end mutual funds,
Evidence of indebtedness,
Certificate of interest or participation in any profit-sharing agreement,
Collateral-trust certificate,
Preorganization certificate or subscription,
Transferable share,
Investment contract,
Voting-trust certificate,
Certificate of deposit for a security,
Fractional undivided interest in oil, gas or other mineral rights,
Any put, call, straddle, option, future, or privilege on any security or other financial instrument (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof),
Any put, call, straddle, option, future, or privilege entered into on a national securities exchange relating to foreign currency,
In general, any interest or instrument commonly known as a "security," or
Any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, future on or warrant or right to subscribe to or purchase, any of the foregoing.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

13

11.	“Subadvised Fund”
A “subadvised fund” means any mutual fund or portfolio listed on Schedule B.
12.	“Supervised Person”
A “supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of an investment adviser and is subject to the supervision and control of the investment adviser.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

14

APPENDIX 2: WHAT IS “BENEFICIAL OWNERSHIP”?

A “beneficial owner” of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares in the opportunity, directly or indirectly, to profit or share in any profit derived from a purchase or sale of the security.

1.	Are securities held by immediate family members or domestic partners “beneficially owned” by me?
As a general rule, you are regarded as the beneficial owner of securities held in the name of
A member of your immediate family OR
Any other person IF:
You obtain from such securities benefits substantially similar to those of ownership. For example, if you receive or benefit from some of the income from the securities held by your spouse, you are the beneficial owner; OR
You can obtain title to the securities now or in the future.
2.	Am I deemed to beneficially own securities in accounts owned by a relative for whom I am listed as upon death?
not. Unless you have power of attorney to transact in such accounts or are listed as a joint owner, you do not beneficially own the account or securities contained in the account until ownership has been assed to you.
3.	Are securities held by a company I own an interest in also “beneficially owned” by me?
not. Owning the securities of a company does not mean you “beneficially own” the securities that the itself owns. However, you will be deemed to “beneficially own” the securities owned by the company

You directly or beneficially own a controlling interest in or otherwise control the company; OR
The company is merely a medium through which you, members of your immediate family, or others in a group invest or trade in securities and the company has no other substantial business.
4.	Are securities held in trust “beneficially owned” by me?
You are deemed to “beneficially own” securities held in trust if you or a member of your immediate are:
A trustee; or
Have a vested interest in the income or corpus of the trust; or
A settlor or grantor of the trust and have the power to revoke the trust without obtaining the consent of all beneficiaries.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

15

A blind trust exemption from the preclearance and reporting requirements of the Code may be requested if you or members or your immediate family do not have authority to advise or direct securities transactions of the trust.

5.	Are securities in pension or retirement plans “beneficially owned” by me?

Maybe. Beneficial ownership does not include indirect interest by any person in portfolio securities held by a pension or retirement plan holding securities of an issuer whose employees generally are the beneficiaries of the plan.

However, your participation in a pension or retirement plan is considered beneficial ownership of the portfolio securities if you can withdraw and trade the securities without withdrawing from the plan or you can direct the trading of the securities within the plan (IRAs, 401(k)s, etc.).

6.	Examples of Beneficial Ownership

a. Securities Held by Family Members or Domestic Partners

Example 1: Tom and Mary are married. Although Mary has an independent source of income from a family inheritance and segregates her funds from those of her husband, Mary contributes to the maintenance of the family home. Tom and Mary have engaged in joint estate planning and have the same financial adviser. Since
Tom and Mary's resources are clearly significantly directed towards their common property, they shall be deemed to be the beneficial owners of each other's securities.

Example 2: Mike's adult son David lives in Mike's home. David is self-supporting and contributes to household expenses. Mike is a beneficial owner of David's securities.

Example 3: Joe's mother Margaret lives alone and is financially independent. Joe has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. Joe borrows freely from Margaret without being required to pay back funds with interest, if at all. Joe takes out personal loans from Margaret's bank in Margaret's name, the interest from such loans being paid from Margaret's account. Joe is a significant heir of Margaret's estate. Joe is a beneficial owner of Margaret's estate.

Example 4: Bob and Nancy are engaged. The house they share is still in Nancy’s name only. They have separate checking accounts with an informal understanding that both individuals contribute to the mortgage payments and other common expenses. Nancy is the beneficial owner of Bob’s securities .

b. Securities Held by a Company

Example 5: ABC Company is a holding company with five shareholders owning equal shares in the company.
Although ABC Company has no business of its own, it has several wholly-owned subsidiaries that invest in securities . Stan is a shareholder of ABC Company. Stan has a beneficial interest in the securities owned by
ABC Company's subsidiaries.

Example 6: XYZ Company is a large manufacturing company with many shareholders. Stan is a shareholder of
XYZ Company. As a part of its cash management function, XYZ Company invests in securities. Neither Stan nor any members of his immediate family are employed by XYZ Company. Stan does not beneficially own the securities held by XYZ Company.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

16

c. Securities Held in Trust

Example 7: John is trustee of a trust created for his two minor children. When both of John's children reach 21, each shall receive an equal share of the corpus of the trust. John is a beneficial owner of any securities owned by the trust.

Example 8: Jane placed securities held by her in a trust for the benefit of her church. Jane can revoke the trust during her lifetime. Jane is a beneficial owner of any securities owned by the trust.

Example 9: Jim is trustee of an irrevocable trust for his 21 year-old daughter (who does not share his home).
The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, Jim is entitled to the corpus. Jim is a beneficial owner of any securities owned by the trust.

Example 10: Joan’s father (who does not share her home) placed securities in an irrevocable trust for Joan’s minor children. Neither Joan nor any member of her immediate family is the trustee of the trust. Joan is a beneficial owner of the securities owned by the trust. She may, however, be eligible for the blind trust exemption to the preclearance and reporting of the trust securities .

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

17

APPENDIX 3: CODE-EXEMPT SECURITIES

Because they do not pose a likelihood for abuse, some securities, defined as code-exempt securities, are exempt from the Code’s preclearance requirements. However, confirmations of transactions in reportable brokerage accounts are required in all cases and some code-exempt securities must be disclosed on your Quarterly Transactions, Initial and Annual Holdings Reports.

1.	Code-Exempt Securities Not Subject to Disclosure on your Quarterly Transactions, Initial and Annual
Reports:
Open-end mutual funds that are not considered reportable mutual fund ;
Reportable mutual funds (Access Persons only);
Reportable mutual fund shares purchased through an automatic investment plan (including reinvested

Money market mutual funds;
Bank Certificates of Deposit;
U.S. government Treasury and Government National Mortgage Association securities;
Commercial paper;
Bankers acceptances;
High quality short-term debt instruments, including repurchase agreements. A “high quality short-term instrument” means any instrument that has a maturity at issuance of less than 366 days and that is in one of the two highest rating categories by a nationally recognized rating organization.
2.	Code-Exempt Securities Subject to Disclosure on your Quarterly Transactions, Initial and Annual Holdings ports:
Reportable mutual fund shares purchased other than through an automatic investment plan (Portfolio and
Persons only)
Securities which are acquired through an employer-sponsored automatic payroll deduction plan (only the of the security is exempt, NOT the sale)
Securities other than open-end mutual funds purchased through dividend reinvestment programs (only re-investment of dividends in the security is exempt, NOT the sale or other purchases)
Futures contracts on the following:
Standard & Poor’s 500 or 100 Index, NASDAQ 100 Index, and DOW 30 Industrials futures contracts only. Futures contracts for other financial instruments are not Code-exempt.
Commodity futures contracts for agricultural products (corn, soybeans, wheat, etc.) only. Futures contracts on precious metals or energy resources are not Code-exempt.

We may modify this list of securities at any time, please send an e-mail to “LG-Personal Security Trades” to request the most current list.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

18

APPENDIX 4: HOW THE PRECLEARANCE PROCESS WORKS

Preclearance Process

Employee enters preclearance request.
Is the security on the Restricted List?
Yes
Denied
No
Is the security code-exempt?
Yes
Approved
No
What is the employee's COE category?
Portfolio Persons
Is the trade within the 7-day black-out?
Denied
Yes
No
Does the Portfolio Person's assigned funds have a long position in a security requested to be sold or a short position in a security requested to be purchased?
Denied
Yes
No
Investment and Portfolio Persons
Short-Term Trading Profits test:
Is the buy (sell) within 60 days of a sell (buy) of the same security?
Are trades profitable?
Yes
Denied
No
Access Persons
De minimis test:
a. issuer market cap greater than $1 Billion?
b. trade < $10,000?
and
c. security traded on a national exchange?
Yes
Approved
No
Have there been any open orders or fund trades for this security in the past 24 hours?
Yes
Denied
No
Is the security
a. owned by a fund?
or
b. on the Electronic follow list for any fund?
No
Approved
Yes
Message sent to portfolio teams asking their intent to trade the security in the next 3 days.
Intent to Trade?
Yes
Denied
No
Have there been any open orders or fund trades in the security in the past 24 hours?
Yes
Denied
No
Is the employee the CIO?
Yes
Does General Counsel approve the request?
No
Denied
Yes
Approved
No
Approved
Approved 2+ days preclearance

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

19

After your request is entered into our mainframe system, it is then subjected to the following tests.
Step 1: Restricted Security List
•	Is the security on the Restricted Security list?
If “YES”, the system will send a message to you DENYING the personal trade request.
If “NO”, then your request is subject to Step 2.
Step 2: De Minimis Transaction Test (This test does not apply to the trade requests of Portfolio and Investment
Persons.)
•	Is the security issuer’s market capitalization greater than $1 billion?
•	Will your proposed transaction, together with your other transactions in the security for the current calendar quarter, be less than $10,000?
•	Does the security trade on a national securities exchange or market, such as the New York Stock Exchange
(NYSE) or National Association of Securities Dealers Automated Quotation System (NASDAQ)?
If the answer to ALL of these questions is “YES”, the system will generate a message approving your proposed transaction.
If the answer to ANY of these questions is “NO”, then your request is subject to Step 3.
Step 3: Client Trades Test
•	Have there been any transactions in the past 24 hours or is there an open order for that security for any Client?
If “YES”, the system will send a message to you DENYING the personal trade request.
If “NO”, then your request is subject to Step 4.
Step 4: Follow List Test
•	Does any account or Fund own the security?
•	Does the security appear on the computerized list of stocks ACI is considering to purchase for a Client?
If the answer to BOTH of these questions is “NO”, the system will send a message to you APPROVING your proposed transaction.
If the answer to EITHER of these questions is “YES”, then your request is subject to Step 5.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.		20

Step 5: Present Intentions Test
A message is sent to portfolio teams that own or are following the security described in your preclearance request.
The portfolio teams will be asked if they intend to buy or sell the security within the next three (3) business days.
If ALL of the portfolio management teams respond “NO”, your request will be APPROVED.
If ANY of the portfolio management teams respond “YES”, your request will be DENIED.
If ANY of the portfolio teams do not respond, your request will be DENIED.
Step 6: Chief Investment Officer Requests
The General Counsel or his/her designee must approve any preclearance request by ACIM’s Chief Investment
Officer before an APPROVAL message is generated.
The preclearance process can be changed at any time to ensure that the goals of ACI’s Code of Ethics are advanced.

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

21

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

22

SCHEDULE B: SUBADVISED FUNDS
The Code of Ethics to which this Schedule is attached applies to the following funds which are subadvised by an
Investment Adviser . This list of affiliated funds will be updated on a regular basis:

AIG Retirement Company I Core Value Fund
AIG Retirement Company I Growth Fund
AIG Retirement Company I International Growth I Fund
AST American Century Income & Growth Portfolio
ING Multi-Manager International Small Cap Portfolio
ING American Century Large Company Value Portfolio
ING American Century Small-Mid Cap Value Portfolio
John Hancock Funds II Vista Fund
John Hancock Trust Vista Trust
Mass Mutual Series MML Income & Growth Fund
Mass Mutual Series MML Mid Cap Value Fund
Nationwide NVIT Multi-Manager International Growth Fund
Nationwide NVIT Multi-Manager Mid Cap Growth Fund
Nationwide NVIT Multi-Manager Mid Cap Value Fund
Nationwide NVIT Multi-Manager Small Company Fund
Northwestern Mutual Inflation Protection Portfolio
Northwestern Mutual Large Company Value Portfolio
Principal LargeCap Growth Fund II
Principal LargeCap Value Fund II
Principal Variable Contracts LargeCap Value Account II
RiverSource Partners Aggressive Growth Fund
RiverSource Partners Small Cap Equity Fund
Schwab Capital Trust Laudus International MarketMasters Fund
Schwab Institutional Small Cap Trust Fund
Transamerica American Century Large Company Value
Transamerica American Century Large Company Value VP
UBS Fiduciary Trust Balanced Portfolio
JPMorgan Fleming Investment Funds - Global ex-US Select Small Cap Fund
Learning Quest 529 Education Savings Program
MOST 529 Plan

COMPANY CONFIDENTIAL - ©2008 American Century Proprietary Holdings, Inc.

23